Exhibit 99.1

Spherix Announces Proposed Public Offering of Common Stock

NEW YORK, NY, August 2, 2016 /Accesswire/ Spherix Incorporated (NASDAQ: SPEX) –an intellectual property development company committed to the fostering and monetization of intellectual property, today announced that it intends to offer shares of its common stock in a “firm commitment” underwritten public offering.  The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Laidlaw & Company (UK) Ltd. is the sole book-running manager for the offering.

A shelf registration statement on Form S-3 relating to the securities was filed with the Securities and Exchange Commission and is effective. A preliminary prospectus supplement and accompanying prospectus relating to the offering will be filed with the Securities and Exchange Commission (the “SEC”) and will be available on the SEC’s web site at http://www.sec.gov. Electronic copies of the preliminary prospectus supplement relating to the offering, when available, may be obtained from the offices of Laidlaw & Company (UK) Ltd., 546 Fifth Avenue, 5th Floor, New York, NY, 10036, telephone: 212-953-4900 or by email at syndicate@laidlawltd.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Spherix

Spherix is committed to advancing innovation by active participation in all areas of the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation. Spherix has acquired over 100 patents from Rockstar Consortium Inc., and several hundred patents issued to Harris Corporation, covering a variety of methods and components involved in switching, routing, networking, optical and telephone technologies, as well as in the wireless communications and telecommunication sectors.

Forward Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the SEC, not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Investor Relations Contact:

Hayden IR, LLC

Brett Mass

Phone: (646) 536-7331

Email: brett@haydenir.com

www.haydenir.com

Spherix Contact:

Phone: (703) 992-9325

Email: info@spherix.com

www.spherix.com